Filed Pursuant to Rule 424(b)(3)

Registration No. 333-190131

PROSPECTUS

CHINA GERUI ADVANCED MATERIALS GROUP LIMITED

500,000 Ordinary Shares

This prospectus relates to the resale from time to time of 500,000 ordinary shares of China Gerui Advanced Materials Group Limited, which are issuable upon exercise of a five-year warrant owned by the selling shareholder named in this prospectus.

We will not receive any proceeds from the sales by the selling shareholder, but we will receive funds from the cash exercise of the warrant held by the selling shareholder. The selling shareholder identified in this prospectus, or its pledgee, donee, transferee or other successor-in-interest, may offer the ordinary shares from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to prevailing market prices or at privately negotiated prices.

Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “CHOP.” On July 24, 2013, the last reported per share sale price of our ordinary share was $1.64.

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risk factors beginning on page 2 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 7, 2013

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

USE OF TERMS	1

CHINA GERUI ADVANCED MATERIALS GROUP LIMITED	1

THE OFFERING	2

RISK FACTORS	2

OFFER STATISTICS AND EXPECTED TIMETABLE	3

FORWARD-LOOKING STATEMENTS	3

REASONS FOR THE OFFER AND USE OF PROCEEDS	4

CAPITALIZATION AND INDEBTEDNESS	4

DESCRIPTION OF SECURITIES	4

PRICE RANGE OF OUR SECURITIES AND DIVIDEND POLICY	8

SELLING SHAREHOLDER	9

PLAN OF DISTRIBUTION	10

EXPENSES OF ISSUANCE AND DISTRIBUTION	11

LEGAL MATTERS	11

ENFORCEMENT OF CIVIL LIABILITIES	11

EXPERTS	11

INDEMNIFICATION	11

WHERE YOU CAN FIND MORE INFORMATION	12

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	12

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling shareholder has authorized anyone to provide you with additional or different information. The selling shareholder is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the front of the document and that information incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference.

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PROSPECTUS SUMMARY

This summary highlights information about us and the ordinary shares being offered by this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to investing in our securities. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading “Where You Can Find More Information.”

USE OF TERMS

Except as otherwise indicated by the context, references in this Registration Statement to:

•	“China Gerui,” “we,” “us,” or “our,” and the “Company,” are references to the combined business of China Gerui Advanced Materials Group Limited, a British Virgin Islands company, and its wholly-owned subsidiary, Wealth Rainbow Development Limited, or “Wealth Rainbow,” a Hong Kong company, Wealth Rainbow’s wholly-owned PRC subsidiary, Henan Green Complex Materials Co., Ltd., or “Henan Green,” and Henan Green’s wholly-owned PRC subsidiary, Zhengzhou No. 2 Iron and Steel Company Limited, or “Zhengzhou Company.”

•	“COAC,” are references to China Opportunity Acquisition Corp., a Delaware corporation that merged with and into China Gerui;

•	“China” and “PRC,” are references to the People’s Republic of China;

•	“BVI,” are references to the British Virgin Islands;

•	“Hong Kong,” are references to the Hong Kong Special Administrative Region of China;

•	“RMB,” are references to Renminbi, the legal currency of China;

•	“U.S. dollars,” “$” and “US$,” are references to the legal currency of the United States;

•	“SEC” and “Commission,” are references to the U.S. Securities and Exchange Commission; and

•	“Securities Act,” are references to the Securities Act of 1933, as amended, and references to “Exchange Act” are references to the Securities Exchange Act of 1934, as amended.

China Gerui Advanced Materials Group Limited

We are a leading China-based, non-state-owned contract manufacturer of high precision cold-rolled narrow strip steel products. We convert steel manufactured by third parties into thin steel sheets and strips according to our customers’ specifications. We produce precision ultra-thin, high-strength cold-rolled steel products, with thicknesses starting from 0.05 mm width up to 600 mm and tolerance +/- 0.003mm. We sell our products to domestic Chinese customers who primarily operate in the food and industrial packaging, construction and household decorations materials, electrical appliances, and telecommunications wires and cables industries. The cold-rolled precision steel industry is relatively new in China. Manufacturers of products that use specialty precision steel products, including our customers, traditionally imported raw materials from Japan, South Korea, the European Union and the United States.

Prior to 2009, we produced and sold unplated steel sheets to manufacturers or distributors which then further treated or outsourced our products for tin or zinc plating to produce tinplate or zinc-plated steel, or for electrolytic chromic acid treatments to produce chromium plated steel, according to customer specifications. We added chromium plating facilities in December 2008 and launched mass production of chromium plated steel products in February 2009.

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Our PRC manufacturing facility is located in Zhengzhou, Henan Province. We currently operate eleven sets of cold-rolled steel production lines with a current annual steel processing capacity of approximately 500,000 metric tons and two chromium-plating production lines with total annual processing capacity of approximately 250,000 metric tons. We recently completed our capacity expansion program, which involved the construction of three new cold-rolled steel production lines with 250,000 tons of total annual capacity and a chromium plating line capable of processing 200,000 tons of cold-rolled steel per annum. The first phase of our production capacity expansion program, with total annual capacity of 150,000 tons, was completed during 2011, and normal production operations commenced in July 2011. The second phase of our capacity expansion program, the construction of an additional 100,000 tons of cold-rolled production capacity, was completed in the first quarter of 2012 and the production operation was launched in the third quarter of 2012. This recent expansion will increase our product offerings, which we believe will increase our profit margin. Newly-added capacity to produce these types of high-end plated steel products will enable us to enhance our higher-margin product offering to meet the increasing demand in the China market for high-end cold-rolled steel products.

Our revenue has increased from $253.9 million in 2010 to $341.8 million in 2011 and then decreased to $265.5 million in 2012, representing a compounded annual growth rate, or CAGR, of approximately 2.3% from 2010 to 2012. Our net income increased from $47.1 million in 2010 to $57.6 million in 2011 and decreased to $26.1 million in 2012, representing a CAGR of (25.6)% from 2010 to 2012.

As a net importer of high-end precision products, China currently still lacks the capability to produce high-end precision steel products. Our success in the past mainly came from being able to expand into products which replace expensive imported products and being able to manufacture these types of products at a cost-efficient level compared to other domestic Chinese manufacturers. We believe our technology and product development capability has been a key factor in our success.

We were incorporated in BVI on March 11, 2008 under the BVI Business Companies Act, 2004. We were incorporated solely for the purpose of acquiring the issued share capital of Wealth Rainbow. Our registered office is Palm Grove House, PO Box 438, Road Town, Tortola, BVI and our registered agent is Equity Trust (BVI) Limited of Palm Grove House, PO Box 438, Road Town, Tortola, BVI. Our business operations are conducted through our wholly-owned indirect subsidiary, Henan Green. Our principal executive offices are located at 1 Shuanghu Development Zone, Xinzheng City, Zhengzhou, Henan Province 451191, People’s Republic of China. Our telephone number is (86)-371-62568634.

The Offering

The summary below describes the principal terms of the securities being offered hereunder.

Ordinary Shares Offered by the Selling Shareholder	500,000 ordinary shares

Use of Proceeds

All of the proceeds from the sale of ordinary shares covered by this prospectus will be received by the selling shareholder. We will not receive any proceeds from the sale of ordinary shares covered by this prospectus, but we will receive funds from the cash exercise of the warrant held by the selling shareholder. See “Use of Proceeds.”

Stock Exchange	Our ordinary shares are listed on The Nasdaq Global Select Market under the symbol “CHOP.”

Risk Factors	You should read “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase our ordinary shares.

RISK FACTORS

An investment in our securities involves a high degree of risk. Some of these risks include:

•	If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, share price and reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably.

•	A significant percentage of our revenues are derived from sales to a limited number of large customers and our business will suffer if sales to these customers decline.

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•	If our customers which operate in highly competitive markets are willing to accept substitutes in lieu of our products, our business and results of operations will suffer.

•	We may be unable to fund the substantial ongoing capital and maintenance expenditures that our operations require.

•	Our level of indebtedness may make it more difficult for us to fulfill all of our debt obligations and may reduce the amount of cash available for maintaining and growing our operations, which could have an adverse effect on our revenues.

•	We are subject to risks of conducting business in China.

An investment in our securities involves a high degree of risk. We operate in a highly competitive environment in which there are numerous factors which can influence our business, financial position or results of operations and which can also cause the market value of our ordinary shares to decline. Many of these factors are beyond our control and therefore, are difficult to predict. Prior to making a decision about investing in our securities, you should carefully consider the risk factors noted above, the risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 20-F filed with the SEC and in any applicable prospectus supplement and our other filings with the SEC and incorporated by reference in this prospectus or any applicable prospectus supplement, together with all of the other information contained in this prospectus or any applicable prospectus supplement. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

OFFER STATISTICS AND EXPECTED TIMETABLE

The selling shareholder may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) up to 500,000 ordinary shares, which are issuable upon exercise of a five-year warrant issued to the selling shareholder. The actual per share price of the shares that the selling shareholder will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution” below.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act. These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product and service development, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws, the rules and regulations of the SEC, stock exchange rules, and other applicable laws, regulations and rules, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

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REASONS FOR THE OFFER AND USE OF PROCEEDS

We are registering theses shares pursuant to the registration rights granted to the selling shareholder. All of the ordinary shares offered by this prospectus are being sold by the selling shareholder. The selling shareholder identified in this prospectus will receive the proceeds for such sale of shares. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale by the selling shareholder of its ordinary shares in this offering. However, we will receive funds from the cash exercise of the warrant held by the selling shareholder.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization and indebtedness as of March 31, 2013 (unaudited) on an actual basis and on an as adjusted basis to give effect to the issuance of the warrant to purchase 500,000 ordinary shares to the selling shareholder on May 8, 2013.

	As of March 31, 2013
	Actual	As Adjusted
	(in thousands, except share and per share data)

Indebtedness:
Notes payable	$267,598	$267,598
Term loans	60,862	60,862
Total debt	328,460	328,460

Stockholders’ equity:
100,000,000 ordinary shares with no par value authorized, 59,561,899 outstanding, actual as of March 31, 2013; 100,000,000 shares authorized, 60,061,899 shares outstanding, as adjusted	140,418	141,518
Additional paid in capital	5,012	5,012
Treasury stock	(414)	(414)
Retained earnings	163,181	163,181
Accumulated other comprehensive income	22,854	22,854
Total stockholders’ equity	331,051	332,151

Total capitalization and indebtedness	$659,511	$660,611

DESCRIPTION OF SECURITIES

General

We were incorporated in the BVI on March 11, 2008 under the BVI Business Companies Act, 2004, or the Act. Our amended and restated memorandum of association authorizes the issuance of up to 100,000,000 shares without par value. Subject to the Act, we have full capacity to carry on or undertake any business or activity and to do any act or enter into any transaction.

Ordinary Shares

As of July 24, 2013, there were 59,561,899 shares outstanding, all of which were fully paid.

Dividends

Subject to the Act, the directors may, by resolution of directors, authorize a distribution (including a dividend) by us to members (i.e., shareholders) at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of our assets exceeds our liabilities and we are able to pay our debts as they fall due.  Any distribution payable in respect of a share which has remained unclaimed for three years from the date when it became due for payment shall, if the board of the directors so resolves, be forfeited and cease to remain owing by us.  The directors may, before authorizing any distribution, set aside out of our profits such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

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The holder of each ordinary share has the right to an equal share in any distribution paid by us. We do not intend to pay any dividends to our shareholders in the foreseeable future.

Voting Rights

Each ordinary share confers on the shareholder the right to one vote at a meeting of the members or on any resolution of members on all matters before our shareholders.

Rights in the event of winding up

The holder of each ordinary share is entitled to an equal share in the distribution of the surplus assets of us on a winding up.

Redemption

We may purchase, redeem or otherwise acquire and hold our own shares with the consent of members whose shares are to be purchased, redeemed or otherwise acquired unless we are permitted by the Act or any provision of the amended and restated memorandum of association or the amended and restated articles of association to purchase, redeem or otherwise acquire the shares without their consent. We may only offer to acquire shares if at the relevant time the directors determine by resolution of directors that immediately after the acquisition the value of our assets exceeds our liabilities and we are able to pay our debts as they fall due.

The directors may make an offer to purchase, redeem or otherwise acquire shares issued by us if the offer is (i) an offer to all members that would, if accepted, leave the relative voting and distribution rights of the members unaffected and affords each member a reasonable opportunity to accept the offer; or (ii) an offer to one or more members which either (1) all members have consented to in writing or (2) the directors have passed a resolution of directors stating that, in their opinion (a) the purchase, redemption or other acquisition is to the benefit of the remaining members and (b) that the terms of the offer and the consideration offered for the shares are fair and reasonable to us and to the remaining members, and setting out the reasons for their opinion.

We may purchase, redeem or otherwise acquire our shares at a price lower than the fair value if permitted by, and then only in accordance with, the terms of the amended and restated memorandum and articles of association or a written agreement for the subscription for the shares to be purchased, redeemed or otherwise acquired.

Changes in the rights of shareholders

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not we are being wound-up, must be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series.

Meetings

An annual meeting of members must be held each year at such date and time as may be determined by the directors.  The directors shall call a meeting of the members if requested in writing to do so by members entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is being held. No less than ten days and not more than sixty days notice of meetings is required to be given to members. The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

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A meeting of members is properly constituted if at the commencement of the meeting there are two (2) members present in person or by proxy or (in the case of a member being a corporation) by its duly authorized representative representing not less than one third of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting.

A member shall be deemed to be present at the meeting if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

A member may be represented at a meeting of members by a proxy (who need not be a member) who may speak and vote on behalf of the member. A written instrument giving the proxy such authority must be produced at the place appointed for such purpose not less than 48 hours before the time for holding the meeting.

No Limitations on Ownership of Securities

There are no limitations on the right of non-residents or foreign persons to own our securities imposed by BVI law or by our amended and restated memorandum and articles of association.

Change in Control of Company

A special resolution of members is required for us to issue our shares or securities convertible into our shares resulting in our change of control. Additionally, the board of directors is empowered to issue preferred shares with such rights attaching to them as they decide and such power could be used in a manner that would delay, defer or prevent a change of control of our company.

Ownership Threshold

There are no provisions governing the ownership threshold above which shareholder ownership must be disclosed imposed by BVI law or by our amended and restated memorandum and articles of association.

Changes in Capital

Subject to the provisions of the amended and restated memorandum and articles of association, the Act and the rules of the Nasdaq Stock Market, our unissued shares shall be at the disposal of the directors who may, without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of the shares to such persons, at such times and upon such terms and conditions as we may by resolution of directors determine.

Subject to the provisions of the memorandum of association relating to changes in the rights of shareholders and the powers of directors in relation to preferred shareholders, we may, by a special resolution of members, amend our memorandum of association to increase or decrease the number of ordinary shares authorized to be issued.

Our amended and restated memorandum and articles of association authorize us to issue registered shares only; we are not authorized to issue bearer shares.

At inception the Company was authorized to issue 50,000 ordinary shares with a $1.00 par value. During March 2009, the Company amended its memorandum of association by increasing its authorized number of ordinary shares to 100,000,000 with no par value. Simultaneously with the amendment, the Company effected a stock split by an additional 29,999,900 shares to the then-current stockholders. Accordingly, immediately after the amendment and prior to the Company’s merger with COAC on March 17, 2009, the Company had 30,000,000 ordinary shares outstanding.

On March 17, 2009, the Company consummated the merger with COAC. In connection with the merger, the outstanding securities of COAC were converted into like securities of the Company on a one-for-one basis, consisting of 2,223,306 ordinary shares, 16,021,833 warrants, 22,417 units, and an underwriter’s unit purchase option, or the Unit Purchase Option. The Company is deemed to be the surviving entity and registered its securities pursuant to a registration statement filed with the SEC.

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On November 9, 2009, the Company entered into an underwriting agreement, or the “Underwriting Agreement”, with Maxim Group LLC, or the “Underwriter Representative”, as representative of the underwriters named in the Underwriting Agreement, to sell to such underwriters 4,800,000 ordinary shares, no par value, of the Company at a price of $5.00 per share for aggregate proceeds (net of discounts, commissions, fees, and expenses) of approximately $21.6 million. The Company granted the underwriters an option for 45 days to purchase up to 720,000 additional ordinary shares to cover over-allotments, if any. If the over-allotment option was exercised in full, the total additional proceeds to the Company after deducting the underwriter commissions, discounts and other fees will be $3,312,000. The over-allotment option was exercised in full. The Company also granted the Underwriter Representative (and its designees) a warrant, or the “Underwriter’s Warrant”. See “Description of Securities – Underwriter’s Warrant” for further information regarding the Underwriter’s Warrant.

On June 4, 2010, the Company consummated a private placement of 3,303,771 ordinary shares at a price per share of $5.70, for an aggregate purchase price of $18,831,495, pursuant to a securities purchase agreement dated the same date. The foregoing issuance was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

Preferred Shares

Our amended and restated memorandum and articles of association authorize our directors to authorize by resolution or resolutions from time to time, without the approval of our shareholders, the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted under the Act, as amended or restated from time to time. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series.

Our preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of our company. We currently have no preferred shares outstanding and have not issued any preferred shares.

Warrants

Underwriter’s Warrant

In connection with our November 2009 offering, we agreed to issue to the Underwriter Representative (and its designees) the Underwriter’s Warrant to purchase 144,000 ordinary shares (equal to an aggregate of three (3%) percent of the ordinary shares sold in the offering) for an aggregate purchase price of $100.00. The Underwriter’s Warrant has an exercise price equal to 120% of the offering price of the ordinary shares sold in this offering, or $6.00. The Underwriter’s Warrant is exercisable for five years beginning on August 9, 2010 (the nine-month anniversary of the effectiveness date of the registration statement filed in connection with the offering). The Underwriter’s Warrant is not redeemable by us. The Underwriter’s Warrant also provides for one demand registration payable by us, one demand registration payable by the holder and unlimited “piggyback” registration rights at our expense with respect to the underlying ordinary shares during the five (5) year period commencing on the effective date of the registration statement relating to the offering with respect to such demand registrations and the period commencing six (6) months after the effective date of the registration statement relating to the offering and ending seven (7) years after such effective date with respect to such “piggy back” registration rights. Pursuant to the rules of the Financial Industry Regulatory Authority, Inc., or FINRA (formerly the NASD), and in particular Rule 5110, the warrant (and underlying shares) issued to the Underwriter Representative may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrant (and underlying shares) may be transferred to officers or partners of the Underwriter Representative and members of the underwriting syndicate and their officers or partners as long as the warrant (and underlying shares) remain subject to the lockup. The Underwriter Representative has assigned the warrant and its rights thereunder to Maxim Partners LLC.

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Warrant Issued to Cambelle-Inland, LLC

On May 8, 2013, we issued to Cambelle-Inland, LLC, a Delaware limited liability company, a warrant to purchase up to 500,000 ordinary shares of the Company, exercisable at $2.20 per share (subject to adjustment) at any time prior to the fifth anniversary of the date of issuance. The foregoing issuance was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder. See “Selling Shareholder” for further information regarding the warrant issued to Cambelle-Inland, LLC.

We have reserved for issuance from our authorized shares the maximum number of ordinary shares issuable upon exercise of our outstanding warrants.

Transfer Agent

The transfer agent and registrar for our ordinary shares, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

PRICE RANGE OF OUR SECURITIES AND DIVIDEND POLICY

Our ordinary shares are listed on the NASDAQ Global Select Market and trade under the symbol “CHOP.” The following table provides the high and low reported market prices of our ordinary shares as reported by Yahoo! Finance for the periods indicated.

	Closing Prices
	High	Low
Annual Market Prices
2008	$5.86	$5.30
2009	10.00	3.01
2010	8.20	4.55
2011	6.33	1.87
2012	4.17	1.22

Quarterly Market Prices
1st Quarter 2011	$6.33	$4.55
2nd Quarter 2011	5.29	2.82
3rd Quarter 2011	4.40	2.72
4th Quarter 2011	4.00	1.87
1st Quarter 2012	4.17	3.35
2nd Quarter 2012	3.70	2.00
3rd Quarter 2012	2.86	1.67
4th Quarter 2012	2.05	1.22
1st Quarter 2013	3.01	1.77
2nd Quarter 2013	2.24	1.52

Monthly Market Prices
January 2013	2.32	1.77
February 2013	3.01	2.20
March 2013	2.72	1.84
April 2013	1.89	1.52
May 2013	2.24	1.68
June 2013	2.20	1.76
July 2013 (through July 24, 2013)	1.75	1.64

Dividend Policy

For the foreseeable future, we intend to retain any future earnings to fund the operation and expansion of our business and do not anticipate paying cash dividends on our ordinary shares.

The payment of any dividends in the future will be within the discretion of our board of directors, subject to the relevant provision of BVI law.

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SELLING SHAREHOLDER

This prospectus relates to the resale by the selling shareholder named below from time to time of up to a total of 500,000 ordinary shares, which are issuable upon exercise of a five-year warrant owned by the selling shareholder. All of the ordinary shares offered by this prospectus are being offered by the selling shareholder for its own account.

Effective May 1, 2013, the Company entered into a consulting agreement, or the Consulting Agreement, with Cambelle-Inland, LLC, a Delaware limited liability company, or the Consultant, under which the Consultant will serve as a strategic consultant and advise the Company on the development and execution of a global growth, operational and acquisitions strategy, and such other opportunities as the Company and the Consultant may from time to time agree upon. In consideration for the services provided by the Consultant, the Company agreed to pay the Consultant a cash fee of $500,000, payable $125,000 on each of May 10, 2013, August 10, 2013, November 10, 2013 and February 10, 2014. In addition, on May 8, 2013 the Company issued to the Consultant a warrant, or the Warrant, for the purchase of 500,000 ordinary shares of the Company, exercisable at $2.20 per share (subject to adjustment) at any time prior to the fifth anniversary of the date of issuance. The Warrant was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

The Company also entered into a registration rights agreement with the Consultant, pursuant to which, among other things, the Company agreed to register the 500,000 ordinary shares of the Company issuable upon the exercise of the Warrant within a pre-defined period.

The following table sets forth certain information regarding the selling shareholder and the shares offered by it in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling shareholder and the percentage of ownership of that selling shareholder, ordinary shares and underlying shares of convertible preferred stock, options or warrants held by that selling shareholder that are convertible or exercisable, as the case may be, within 60 days of July 24, 2013 are included. The selling shareholder’s percentage of ownership in the following table is based upon 59,561,899 ordinary shares of the Company outstanding as of July 24, 2013.

Other than acting as the Company’s consultant pursuant to the Consulting Agreement, the selling shareholder has not held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling shareholder. The shares being offered are being registered to permit public secondary trading of the shares and the selling shareholder may offer all or part of the shares owned for resale from time to time. In addition, the selling shareholder does not have any family relationships with our officers, directors or controlling stockholders. Furthermore, the selling shareholder is not a registered broker-dealer or an affiliate of a registered broker-dealer.

	Number of Ordinary Shares Owned Prior to Offering			Maximum Number of Ordinary Shares Being	Ordinary Shares Owned After the Offering
Name of Selling Shareholder	Number	Percent(2)		Offered	Number(1)	Percent(1)
Cambelle-Inland, LLC(3)	500,000	*	%	500,000	0	*	%

* Less than 1%.

(1) Assumes that all securities offered are sold.

(2) As of July 24, 2013, a total of 59,561,899 ordinary shares of the Company are considered outstanding pursuant to SEC Rule 13d-3(d) (1).

(3) Craig T. Bouchard is the Chief Executive Officer of Cambelle-Inland, LLC and has voting and investment control over the securities held by Cambelle-Inland, LLC.

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PLAN OF DISTRIBUTION

The selling shareholder and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholder may from time to time pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of ordinary shares will be paid by the selling shareholder and/or the purchasers. The selling shareholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of the selling shareholder’s business and, at the time of its purchase of such securities the selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

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The selling shareholder and any other person participating in a distribution of the ordinary shares covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of securities by the selling shareholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities being offered pursuant to this prospectus to engage in market-making activities with respect to our securities for a period of up to five business days before the distribution.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of ordinary shares. The Company has agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses to be paid by us in connection with the sale of the securities being registered hereby. All amounts are estimates, except for the SEC registration fee.

Securities and Exchange Commission registration fee	$151
Printing and engraving expenses	5,000
Legal fees and expenses	15,000
Accounting fees and expenses	5,000
Transfer agent fees and expenses	1,000
Miscellaneous	500
Total	$26,651

LEGAL MATTERS

Certain legal matters under BVI law will be passed upon for us by Conyers Dill & Pearman, 2901 One Exchange Square, 8 Connaught Place, Central, Hong Kong, People’s Republic of China.

ENFORCEMENT OF CIVIL LIABILITIES

China Gerui Advanced Materials Group Limited is a BVI company and our principal executive offices are located in China. A majority of our directors and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in the United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the BVI would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

EXPERTS

The consolidated financial statements of China Gerui Advanced Materials Group Limited as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 included in our Annual Report on Form 20-F for the year ended December 31, 2012 and incorporated by reference herein and in the registration statement, have been audited by UHY Vocation HK CPA Limited, an independent registered public accounting firm, as set forth in their report thereon, and incorporated by reference elsewhere herein. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as expert in auditing and accounting.

The offices of UHY Vocation HK CPA Limited are located at 3/F, Malaysia Building, 50 Gloucester Rd, Wanchai, Hong Kong.

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INDEMNIFICATION

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our amended and restated memorandum and articles of association, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the securities offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

Additionally, we make these filings available, free of charge, on our website at http://www.geruigroup.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed on April 30, 2013;

•	Form 6-K filed on May 17, 2013;

•	Form 6-K filed on May 30, 2013; and

•	The description of our ordinary shares, no par value per share, contained in our Registration Statement on Form 8-A, filed on November 6, 2009 pursuant to Section 12(b) of the Exchange Act.

In addition, all subsequent annual reports on Form 20-F filed by us prior to the termination of this offering are incorporated by reference into this prospectus. Also we may incorporate by reference our future reports on Form 6-K by stating in those forms that they are being incorporated by reference into this prospectus.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus is delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a documents states that one of its exhibits is incorporated into the document itself). Such request should be directed to: China Gerui Advanced Materials Group Limited, 1 Shuanghu Development Zone, Xinzheng City, Zhengzhou, Henan Province, China, 451191, telephone: 86-371-62568634.

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CHINA GERUI ADVANCED MATERIALS GROUP LIMITED

500,000 Ordinary Shares

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PROSPECTUS

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August 7, 2013